Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of our reports each dated March 14, 2014 relating to the financial statements of the Teucrium Commodity Trust and the Teucrium Corn Fund for the year ended December 31, 2013, appearing in the Annual Report on Form 10-K of Teucrium Commodity Trust for the year ended December 31, 2015 filed on March 15, 2016, and of our report dated April 3, 2014 relating to the combined financial statements of Teucrium Trading, LLC and Affiliate for the year ended  December 31, 2013, appearing in the Current Report on Form 8-K filed on April 13, 2016, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Walnut Creek, California

July 12, 2016